EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Semtech Corporation 2013 Long-Term Equity Incentive Plan of our reports dated March 28, 2013, with respect to the consolidated financial statements and schedule of Semtech Corporation, and the effectiveness of internal control over financial reporting of Semtech Corporation included in its Annual Report (Form 10-K) for the year ended January 27, 2013, filed with the Securities and Exchange Commission.

Ernst & Young LLP

/s/ Ernst & Young LLP

Los Angeles, California

December 6, 2013